EXHIBIT 99.8

                                    CD RADIO

FOR IMMEDIATE RELEASE

                APOLLO AGREES TO INVEST $200 MILLION IN CD RADIO

New York, N.Y.- November 16, 1998 - CD Radio Inc. (Nasdaq: CDRD), the satellite-to-car radio broadcaster, today announced that affiliates of Apollo Management, L.P. will purchase $135 million of newly issued preferred stock in the Company. Additionally, at CD Radio's option, Apollo will purchase $65 million of newly issued preferred stock prior to September 30, 1999. The junior convertible preferred stock has a 9.2% annual dividend and is convertible into common stock at a price of $30 per common share. The transaction, which is subject to antitrust and CD Radio stockholder approval, is expected to close by the end of December.

CD Radio is building a digital satellite radio system to broadcast 100 channels of music and other programming to motorists throughout the United States. Scheduled for launch in early 2000, CD Radio will broadcast 50 channels of commercial-free music and 50 channels of news, sports and entertainment programming for a monthly subscription fee of $9.95.

CD Radio's programming will originate at its national broadcast studio in New York City and be uplinked to the Company's three satellites. These satellites are currently under construction at Space Systems/Loral and are scheduled for launch beginning in late 1999. Initially, consumers will receive CD Radio's broadcasts through a two- inch satellite dish affixed to their car's rear windshield. This signal will be relayed to a plug-and-play adapter that will fit into a vehicle's existing cassette or CD slot.

The majority of CD Radio's planned programming formats are generally unavailable on radio stations in any single market. Unlike conventional stations, which have an average range of approximately 30 miles before reception fades, CD Radio's signal is designed to cover the continental United States coast to coast. More information on CD Radio is available at www.cdradio.com.

ANY STATEMENTS THAT EXPRESS, OR INVOLVE DISCUSSIONS AS TO, EXPECTATIONS, BELIEFS, PLANS, OBJECTIVES, ASSUMPTIONS OR FUTURE EVENTS OR PERFORMANCE ARE NOT HISTORICAL FACTS AND MAY BE FORWARD-LOOKING AND, ACCORDINGLY, SUCH STATEMENTS INVOLVE ESTIMATES, ASSUMPTIONS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE KEY FACTORS THAT HAVE A DIRECT BEARING ON CD RADIO'S RESULTS OF OPERATIONS ARE THE POTENTIAL RISK OF DELAY IN IMPLEMENTING CD RADIO'S BUSINESS PLAN; INCREASED COSTS OF CONSTRUCTION AND LAUNCH OF NECESSARY SATELLITES; DEPENDENCE ON SATELLITE CONSTRUCTION AND LAUNCH CONTRACTORS; RISK OF LAUNCH FAILURE; UNPROVEN MARKET AND UNPROVEN APPLICATIONS OF EXISTING TECHNOLOGY; AND CD RADIO'S NEED FOR SUBSTANTIAL ADDITIONAL FINANCING. ACCORDINGLY, ANY SUCH STATEMENTS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, AND ARE ACCOMPANIED BY, THE FACTORS DISCUSSED IN CD RADIO'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997.

For Further Information:
Madeline Couton, CD Radio, 212-899-5000